DATED AS OF NOVEMBER 2, 2005

THE KANSAS CITY SOUTHERN RAILWAY COMPANY

- and –

NAFTA RAIL, S.A. de C.V.

(AS BORROWERS)

- and –

EXPORT DEVELOPMENT CANADA

- and –

KfW (f/k/a KREDITANSTALT fur WIEDERAUFBAU)

(AS LENDERS)

AMENDED AND RESTATED LOAN AGREEMENT
TABLE OF CONTENTS

ARTICLE 1
1.01
1.02
1.03
1.04
1.05
1.06
ARTICLE 2
2.01
2.02
ARTICLE 3
3.01
3.02
3.03
3.04
3.05
ARTICLE 4
4.01
4.02
ARTICLE 5
5.01
ARTICLE 6
6.01
6.02
6.03
ARTICLE 7
7.01
ARTICLE 8
8.01
ARTICLE 9
9.01
9.02
9.03
9.04
9.05
9.06
9.07
9.08
9.09
9.10
9.11
9.12
9.13
INTERPRETATION
Definitions
Currency
Reference
Accounting Terms
Invalidity
Schedules
ISSUANCE OF REPLACEMENT NOTES
The Replacement Notes.
Compliance with the Interest Act (Canada)
REPAYMENTS AND PREPAYMENTS
Mandatory Prepayments
Voluntary Prepayments
Costs and Illegality
No Deduction for Taxes
Place and Manner of Payment
REPRESENTATIONS AND WARRANTIES
Representations and Warranties
Survival of Representations and Warranties
COVENANTS
Covenants
THE EFFECTIVE DATE
Conditions Precedent
Actions to be taken by or on the Effective Date
Waiver
DEFAULT AND REMEDIES
Events of Default
SECURITY
Security
MISCELLANEOUS
Waivers and Amendments
Notices
Successors and Assigns
Assignment by Borrowers – Transfer of Obligations for New Leveraged Lease
Assignment by KfW
Implementation of Agreement
Costs and Expenses
English Language
Currency
Entire Agreement
Governing Law
Obligations Joint and Several
Counterparts

Schedule “A-1” — Schedule of KCSR Locomotives
Schedule “A-2” — Schedule of SPV Locomotives
Schedule “B-1” — Form of EDC Notes
Schedule “B-2” — Form of KfW Notes
Schedule “C” — Form of Mortgage and Security Agreement

THIS AMENDED AND RESTATED LOAN AGREEMENT made as of the 2nd day of November, 2005.

BETWEEN:

THE KANSAS CITY SOUTHERN RAILWAY COMPANY, a corporation incorporated pursuant to the laws of the State of Missouri (“KCSR”)

- and -

NAFTA RAIL, S.A. de C.V., a corporation organized under the laws of Mexico (“SPV”)

(KCSR and SPV herein collectively referred to as the “Borrowers”),

- and -

EXPORT DEVELOPMENT CANADA (“EDC”)

- and -

KfW (f/k/a KREDITANSTALT fur WIEDERAUFBAU) (“KfW”)

(EDC and KfW herein collectively referred to as the “Lenders”)

RECITALS:

A.	WHEREAS the Lenders and El-Mo-Mex, Inc. (“El-Mo-Mex”) previously entered into a Loan Agreement dated as of September 8, 1999, which Loan Agreement was subsequently amended on November 30, 1999, December 15, 1999 and March 14, 2003 (as so amended, the “Original Loan Agreement”);

B.	AND WHEREAS the Original Loan Agreement provided for the secured financing of seventy five (75) General Motors SD70MAC 4,000 horse power diesel-electric locomotives (the “Locomotives” and each, a “Locomotive”) and the sublease of such Locomotives to TFM, S.A. de C.V. (“TFM”) under a Sublease of Locomotives dated as of September 8, 1999 (the “Lease”) from General Motors de Mexico, S. de R.L., de C.V. (“GM de Mexico”), as lessor, to TFM, as lessee;

C.	AND WHEREAS the Locomotives described on Schedule A-1 (the “KCSR Locomotives”) have now been sold by El-Mo-Mex to KCSR and the Locomotives described on Schedule A-2 (the “SPV Locomotives”) have now been sold by El-Mo-Mex to SPV,

D.	AND WHEREAS the rights and obligations of the “Lessor” under the Lease have been assigned from GM de Mexico to El-Mo-Mex and then further assigned from El-Mo-Mex to the Borrowers;

E.	AND WHEREAS, the Borrowers have assumed the obligations of El-Mo-Mex under the Original Loan Agreement pursuant to an Assignment and Assumption Agreement dated as of November 2, 2005 (the “Assignment and Assumption Agreement”);

F.	AND WHEREAS, the KCSR Locomotives and the SPV Locomotives constitute all of the Locomotives and, after giving effect to the transactions described above, the Locomotives are now owned by either KCSR or SPV and are leased by the Borrowers to TFM under the Lease;

G.	AND WHEREAS various advances were made by the Lenders to El-Mo-Mex under the Original Loan Agreement which were evidenced by notes (the “Original Notes”) issued by El-Mo-Mex, as contemplated by the Original Loan Agreement;

H.	AND WHEREAS the Lenders have no further obligation to make any additional loans or advances to the Borrower or any other person under the Original Loan Agreement or under such agreement as amended and restated hereby;

I.	AND WHEREAS as of the dated hereof, the outstanding principal balance of the Original Notes issued to EDC is USD$63,962,452.85 and the outstanding principal balance of the Original Notes issued to KfW is USD$31,981,635.06;

J.	AND WHEREAS the Original Notes are to be replaced with the Notes of the Borrowers to be issued pursuant to this Agreement;

K.	AND WHEREAS the Borrowers have agreed with the Lenders that in consideration of the Lenders consent to the transactions described above and such further modifications to the Original Loan Agreement as are set forth herein, the Borrowers shall grant to the Lenders a security interest in the Locomotives and shall be jointly and severally liable to the Lenders under this Agreement and under the Notes;

L. AND WHEREAS, the Borrowers now wish to further amend and to restate the Original Loan Agreement to give effect to the transactions described above and to make such other modifications to such agreement as are set contained herein, so that the Original Loan Agreement, as amended and restated hereby, shall be and read as set forth herein;

M.	AND WHEREAS this Agreement shall be effective on and as of the Effective Date, as hereinafter defined.

NOW THEREFORE THIS AGREEMENT WITNESSETH that, in consideration of the mutual covenants herein contained and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto covenant and agree as follows:

ARTICLE 1

INTERPRETATION

1.01	Definitions

Whenever used in this Agreement, unless the context otherwise specifies or requires, the following words and terms shall have the meanings set out below (all terms defined in this Section 1.01 or in the recitals in the singular shall have the same meaning when used in the plural and vice-versa):

“Agreement” means this Amended and Restated Loan Agreement and all schedules and instruments supplementing or confirming or amending this Agreement and references to “Article”, “Section”, “Schedule”, mean and refer to the specified Article, Section or Schedule of this Agreement;

“Affiliate” shall have the meaning ascribed thereto in the Canada Business Corporations Act (Canada);

“Applicable Law” means, with respect to any Person, property, transaction or event, all laws, statutes, regulations, judgments and decrees applicable to such Person, property, transaction or event and all official directives, rules, guidelines and policies issued by any Governmental Authority having authority over such Person, property, transaction or event;

“Banking Day” means any day other than a Saturday or Sunday on which banks are generally open for business in Toronto, Canada, Frankfurt, Germany, New York, New York and Kansas City, Missouri;

“Casualty Occurrence” means an event in which any Locomotive;

(a)	shall have been expropriated by any Governmental Authority;

(b)	shall be requisitioned or taken over for use by any Governmental Authority for a period in excess of fifty-five (55) days or such shorter period equal to the remaining term of the Lease as it may apply to such Locomotive unless such Governmental Authority continues to perform all obligations of TFM thereunder; or

(c)	any Locomotive is not available for use by TFM for a period of fifty-five (55) days for reasons of Force Majeure (as such term is defined in the Sublease).

“Casualty Value” with respect to each Locomotive, means the pro-rata portion of the principal outstanding under the applicable Note, plus accrued and unpaid interest;

“Change of Control” means, with respect to any corporation, the acquisition by any Person, other than a Permitted Person (as defined below) of (a) beneficial ownership of more than 50% of the outstanding voting shares of such corporation, or (b) all or substantially all of the assets of such corporation. For the purposes hereof, “Permitted Person” means any Person which, as at the date hereof, is an Affiliate of such corporation;

“Default” means any event which is or which, with the passage of time, the giving of notice or both, would be an Event of Default;

“Designated Account” means an account of the Borrower of which the Lenders are notified by the Borrower from time to time for the purposes of the transactions under this Agreement.

“Effective Date” shall have the meaning set forth in Section 6.01;

“Encumbrance” means any pledge, lien, charge, security agreement, lease, hypothec, title retention contract, mortgage, encumbrance, option, adverse claim, demand or restriction of any kind;

“Event of Default” means any one of the events set forth in Section 7.01;

“Excluded Taxes” means Taxes imposed on or with respect to the Lender’s income or capital or Taxes imposed in Canada with respect to EDC and Germany with respect to KfW;

“Governmental Authority” means any government, regulatory authority, governmental department, agency, commission, board, tribunal or court or other law, rule, or regulation-making entity having jurisdiction on behalf of any nation, or province, state or municipality;

“Interest Rate” means 8.836% per annum;

“Lease” means the lease between the Borrowers as “Lessors” and TFM as “Lessee”, originally dated September 8, 1999 and providing for the lease of the Locomotives to TFM, as the same may be amended, extended, supplemented, restated or replaced from time to time;

“Loan Documents” means this Agreement and the Security Documents;

“Locomotive”, “KCSR Locomotive” and “SPV Locomotive” shall have the meaning ascribed thereto in the recitals;

“Make Whole Amount” means the amount payable by the Borrowers equal to the present value of foregone scheduled interest and principal payments for the principal indebtedness prepaid less the principal amount being prepaid. Such present value shall be determined based on a discount rate (the “Discount Rate”) equal to the sum of i) the then existing interpolated yield of on the run liquid benchmark U.S. Treasury Notes (bid yield) as indicated on Reuters Page RTRTSY1 (or such other pages as may be substituted by Reuters), at 11 o’clock a.m. New York City time on the date of such prepayment with a maturity closest to the remaining average life to maturity of the outstanding principal of the principal amount being prepaid, and ii) the Margin. In the event that the Discount Rate is greater than the Interest Rate, prepayment would be permitted on similar notice against receipt of the outstanding principal plus any accrued interest to the date of prepayment;

“Margin” means 1.75%.

“Material Adverse Effect” means (a) a material adverse effect on the condition, financial or otherwise, or to the earnings, operations, assets, business affairs or business prospects of the Borrowers; (b) a material adverse effect on the ability of the Borrowers to perform its payment or other obligations under this Agreement or (c) a material adverse effect on the rights and remedies available to EDC or KfW under the Loan Documents;

“Mortgage and Security Agreement” means the mortgage and security agreement substantially in the form of Schedule C appended hereto between the Borrowers, as the borrowers and the Lenders, as secured party;

“Notes” means the replacement Notes issued to the Lenders in exchange for the Original Notes;

“Original Loan Agreement” shall have the meaning ascribed thereto in the recitals;

“Original Notes” means the Notes issued to the Lenders under the Original Loan Agreement;

“Permitted Encumbrances” means:

(d)	Encumbrances for Taxes and assessments not at the time overdue; or

(e)	any undetermined or inchoate Encumbrances and charges that have not at the time been filed against the Borrower.

“Person” means any individual, sole proprietorship, partnership, unincorporated association, trust, body corporate, or a natural person;

“Post-Default Rate” means (i) a rate per annum during the period from and including the due date to, but excluding, the date on which such amount is paid in full, equal to 2% plus (ii) the Interest Rate. Such rate shall be calculated on the basis of the actual number of day elapsed divided by 360;

“Security” means the security or other interest provided by the Borrowers pursuant to the provisions of the Mortgage and Security Agreement;

“Security Documents” means the Mortgage and Security Agreement and the Notes, or any other document which evidences the Lenders’ security interest in the Security;

“Taxes” means all present or future taxes of any kind or nature whatsoever (other than Excluded Taxes) including, without limitation, income taxes, sales or value-added taxes, stamp taxes, levies, imposts, duties, fees, royalties and all deductions and withholdings together with any fines, penalties and interest thereon and any restrictions or conditions resulting in an obligation to pay monies to a Governmental Authority; and

“U.S. Dollars” and US$means the currency of the United States of America.

1.02	Currency

Unless otherwise specified, all references to money amounts are to lawful currency of the United States of America.

1.03	Reference

The words “hereto”, “hereunder” and similar expressions refer to this Agreement. Unless otherwise specifically provided, words importing the singular include the plural and vice versa and words importing gender include all genders. Headings in this Agreement have been inserted for convenience only and do not form part of the agreement between the parties.

1.04	Accounting Terms

All accounting terms not otherwise defined in this Agreement shall have the meanings assigned to them in accordance with United States of America generally accepted accounting principles applied on a consistent basis.

1.05	Invalidity

If any of the provisions contained in any Loan Document are invalid, illegal or unenforceable in any respect, the validity, legality or enforceability of the remaining provisions contained herein or therein shall not in any way be affected or impaired thereby.

1.06	Schedules

The Schedules to this Agreement are listed in the Table of Contents to this Agreement.

ARTICLE 2

ISSUANCE OF REPLACEMENT NOTES

2.01	The Replacement Notes.

To evidence the obligations of the Borrowers to the Lenders with respect to the advances previously made by the Lenders pursuant to the Original Loan Agreement, the Borrowers shall, on the Effective Date, issue to the Lenders, in exchange for the Original Notes, their recourse promissory notes in the form of Schedule B-1, with respect to the Notes to be issued to EDC, and in the form of Schedule B-2, with respect to the Notes to be issued to KfW. Each Note shall be in the aggregate principal amount equal to the unpaid principal amount of the Original Notes that it is replacing, shall bear interest at the Interest Rate and, expect as expressly set forth herein, shall be repayable in accordance with the terms therein set forth. The Notes shall be entitled to the security provided for in the Mortgage and Security Agreement. The Borrowers, as a direct and recourse obligation, jointly and severally hereby agree to pay in full all principal and interest on the Notes in the amounts and on the dates prescribed in the Notes for payment of such principal and interest, all in accordance with the terms and provisions of the Notes and of this Agreement.

2.02 Compliance with the Interest Act (Canada)

Any interest rate or fee based on a period less than a year expressed as an annual rate for the purposes of the Interest Act (Canada) is equivalent to such determined rate multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by the number of days in the period upon which it was based.

ARTICLE 3

REPAYMENTS AND PREPAYMENTS

3.01	Mandatory Prepayments

The Borrowers shall prepay to the Lenders an amount equal to the applicable Casualty Value within five (5) Banking Days of receipt by a Borrower of a Casualty Value pertaining to a Locomotive pursuant to the Lease. Upon payment of such Casualty Value, the Lenders shall release to the Borrowers or to such person as they may direct in writing to the Lenders any interests in any such Locomotive which is the subject matter of such payment pursuant to the Lease. The portion of the Casualty Value to be paid to each Lender shall be equal to the proportion that the outstanding principal amount of the Notes held by such Lender bears to the outstanding principal amount of all Notes held by both Lenders. After receipt of the Casualty Value, the remaining installments of principal and interest on the Notes shall be reduced pro-rata to give effect to the receipt of the Casualty Value.

After the number of Casualty Occurrences with respect to Locomotives exceeds in the aggregate 15, the Borrowers shall, in addition to the Casualty Value, pay to the Lenders a Make Whole Amount with respect to each prepayment on account of a Casualty Occurrence thereafter.

3.02	Voluntary Prepayments

Upon not less than 90 days prior written notice, the Borrowers shall be entitled to prepay the outstanding principal amount of the Notes, ratably, in an aggregate amount of not less than US$10,000,000 together with the applicable Make Whole Amount. Amounts prepaid (excluding any Make Whole Amount) shall be applied to payments of principal in inverse order of maturity. The Make Whole Amount, for the purposes of this section only, shall be determined based on a discount rate equal to the sum of i) the then existing interpolated yield of on the run liquid benchmark U.S. Treasury Notes (bid yield) as indicated on Reuters Page RTRTSY1 (or such other pages as may be substituted by Reuters), at 11 o’clock a.m. New York City time on the date of such prepayment with a maturity closest to the remaining average life to maturity of the outstanding principal of the Notes, and ii) 250 basis points. In the event that the Discount Rate is greater than Interest Rate, prepayment would be permitted on similar notice against receipt of the outstanding principal plus any accrued interest to the date of prepayment.

3.03	Costs and Illegality

(a)	In the event after the date hereof that a law or regulation is enacted or changed, or the interpretation or administration thereof is changed by the administering governmental authority, or in the event that a judgment is rendered which:

(i)	subjects either Lender to any tax with respect to payments to be made by the Borrowers to such Lender hereunder (except for Excluded Taxes);

(ii)	imposes or modifies any reserve or similar requirements against assets held by, or deposits in or for the account of, or loans by, an office of a Lender; or

(iii)	imposes on a Lender any other condition with respect to this Agreement;

which for certainty, does not include any costs incurred by a Lender as a result of a participation of all or any part of the Note held by such Lender with the net result that the cost to such Lender with respect to the loan evidenced by such Note is increased then, within twenty (20) days after demand by such Lender to the Borrowers claiming compensation (which demand shall set forth the additional amount to be paid by the Borrower and the basis therefor), the Borrowers agree to pay to such Lender such additional amounts in respect of any period which is no more than ninety (90) days prior to such demand to compensate such Lender for such increased costs. Each Lender will promptly notify the Borrowers of any event of which it has knowledge occurring after the date hereof which will entitle such Lender to compensation pursuant this Section 3.03(a). In the event that a Lender demands compensation under this Section 3.03(a) the Borrowers may at its option, upon at least three Banking Days prior notice to such Lender, prepay all or a portion, without penalty, of the outstanding principal indebtedness of the Borrowers together with accrued interest thereon, and all other sums due hereunder together with the Make Whole Amount.

In determining the amount of compensation payable by the Borrowers under this Section 3.03(a), the Lenders shall use reasonable efforts to minimize the compensation payable by the Borrowers including using reasonable efforts to obtain refunds or credit and any compensation paid by the Borrowers, which is later determined not to have been properly payable, shall forthwith be reimbursed by the Lenders to the Borrowers.

The obligations of the Borrowers under this Section 3.03(a) will survive the repayment to the Lender of the principal of and interest on the indebtedness of the Borrowers to the Lenders hereunder.

(b)	If it will become unlawful in any relevant jurisdiction for a Lender to continue to maintain the advances that are evidenced by the Note or for a Lender to make or receive any payment or to perform, exercise or to give effect to any obligation, right or benefit under this Agreement or any related document, the Borrowers will prepay to such Lender, if requested by such Lender, forthwith or at the end of such period as such Lender will have permitted, the principal indebtedness of the Borrowers together with interest accrued thereon and all other sums due hereunder to the date of such prepayment together with a Make Whole Amount.

3.04	No Deduction for Taxes

(a)	All payments by the Borrowers to the Lenders hereunder or under the Notes will be made free and clear of and without deduction or withholding on account of any Taxes except for Excluded Taxes unless the Borrowers are required by law to make such a payment subject to the deduction or withholding of such Taxes, (other than Excluded Taxes) in which case the amount payable by the Borrowers will be increased to the extent necessary to ensure that, after the making of the required deduction or withholding, the Lenders receive a net sum equal to the sum which it would have received had no such deduction or withholding been made or required. The Borrowers will pay all Taxes payable by the Borrowers pursuant to this Section 4.08, and will deliver to the Lenders proof of payment of all such Taxes within thirty (30) days of the due date for such payment. The obligations of the Borrowers under this Section 3.04 will survive the repayment to the Lenders of the principal of and payment of interest on the indebtedness of the Borrowers to the Lenders thereunder. To the extent that the Lenders recover such Taxes the Borrowers shall be reimbursed for any payments made by the Borrowers in relation to such Taxes.

(b)	If the Borrowers cannot legally pay or remit such Taxes as provided in Section 3.04(a), the rate of interest payable under this Agreement will be increased to such rate as will yield to the Lenders, after payment of such Taxes, the Interest Rate specified in this Agreement, and all other amounts payable by the Borrowers hereunder. The Borrowers will, at the request of Lenders, execute and deliver any further instruments necessary or advisable to reflect such increase in the rate of interest.

(c)	The Lenders will co-operate with the Borrowers to the extent reasonably possible in obtaining and maintaining any withholding tax exemptions.

3.05	Place and Manner of Payment

Amounts payable by the Borrowers to the Lenders pursuant hereto will be paid in United States Dollars without set-off or counterclaim not later than 11:00 a.m. (New York City time) on the day such payment is due and in funds which are for same day settlement, at:

CITIBANK N.A.
New York, New York USA
Account Number : 36236357
ABA # 021000089
UID 189284
SWIFT CITIUS33

in respect of amounts payable to EDC, and to:

CITIBANK N.A.
New York, New York USA
Account Number : 109 260 93
ABA # 021000089
SWIFT CITIUS33
Reference K 8388

with respect to amounts payable to KfW, or at such other account or financial institution as EDC or KfW may from time to time notify the Borrowers. Any payments received after 11:00 a.m. (New York City time) will be considered for all purposes as having been made on the next following Banking Day.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

4.01	Representations and Warranties

To induce the Lenders to enter into this Agreement, the Borrowers hereby represent and warrant to the Lenders as at the date hereof and as of the Effective Date and acknowledge and confirm that the Lenders are relying upon such representations and warranties in executing this Agreement.

(a)	Status and Power. Each Borrower is duly organized and validly subsisting under the laws of its jurisdiction of organization. Each of the Borrowers has all requisite capacity, power and authority to enter into and carry out the transactions contemplated by the Loan Documents to which it is a party.

(b)	Authorization and Enforcement of Loan Documents. All necessary action has been taken to authorize the execution, delivery and performance of the Loan Documents by the Borrowers and each of the Borrowers has duly executed and delivered the Loan Documents to which it is a party. Each Loan Document to which a Borrower is a party is a legal, valid and binding obligation of such Borrower, enforceable against such Borrower by the Lenders in accordance with its terms.

(c)	Compliance with Other Instruments. The execution, delivery and performance of the Loan Documents and the consummation of the transactions contemplated herein and therein do not and will not conflict with, result in any breach or violation of, or constitute a default under or under which an Encumbrance would be created, the terms, conditions or provisions of the organization documents or by-laws of the Borrowers or of any Applicable Law, or of any material agreement, or other instrument to which the Borrowers (or any of them) are a party or are otherwise bound.

(d)	All Approvals in Place. All approvals, qualifications, authentications, licenses and permits of any Governmental Authority or any other third party required in connection with the Loan Documents have been procured.

(e)	Litigation. There are no actions, suits, inquiries, claims or proceedings pending or threatened against or affecting the Borrowers (or any of them) which could impair the ability of the Borrowers to perform their respective obligations under the Loan Documents to which they are a party.

(f)	No Default. No condition, event or act has occurred which constitutes or which, with giving of notice, lapse of time or both, would constitute an Event of Default.

(g)	Income Taxes. Each of the Borrowers have filed all income tax returns required by Applicable Law with all relevant Governmental Authorities in all applicable jurisdictions and has paid all Taxes stated therein or in any relevant assessment to be due and payable in respect of the current fiscal year except those Taxes, the payment of which is being contested in good faith through appropriate proceedings and for which adequate reserves are being maintained.

(h)	Material Adverse Change. Since January 1, 2005, no event has occurred which caused a Material Adverse Effect on the Borrowers (or any of them) and there has not occurred any event or circumstance which will or could reasonably be expected to have a Material Adverse Effect on the Borrowers (or any of them).

(i)	Permitted Encumbrances. The Borrowers are the owner of the Locomotives free and clear of any Encumbrances, except Permitted Encumbrances.

4.02	Survival of Representations and Warranties

All of the representations and warranties contained in Section 4.01 shall survive the execution and delivery of this Agreement notwithstanding any investigation made at any time by or on behalf of the Lenders.

ARTICLE 5

COVENANTS

5.01	Covenants

The Borrowers hereby covenant and agree with the Lenders that, so long as any principal or interest on the Notes remains unpaid and so long as there is any other amount payable to the Lenders from the Borrowers hereunder and unless the Lenders otherwise expressly consent in writing:

(a)	Payment When Due. The Borrowers shall pay all sums of money when due by them to the Lenders under the Notes and under this Agreement.

(b)	Corporate Existence. The Borrowers shall maintain their existence in good standing and shall not take part in any dissolution, reorganization, amalgamation, merger, arrangement or any similar proceeding.

(c)	Remaining a Railroad. KCSR shall at all times remain a “railroad”, as such term is defined in Section 101 (44) of the U.S. Bankruptcy Code, such that KCSR’s obligations hereunder shall be subject to the provisions of Section 1168 of the U.S. Bankruptcy Code.

(d)	Payment of Taxes and Claims. The Borrowers shall pay and discharge all Taxes imposed upon the Borrowers or upon their income, profits or properties prior to the date on which penalties attach thereto except for those Taxes which are being contested in good faith through appropriate proceedings and for which adequate reserves are being maintained.

(e)	Notice of Default. The Borrowers shall promptly notify the Lender of the occurrence of any Default or Event of Default and shall concurrently deliver to the Lenders a detailed statement of a senior officer of KCSR of the steps, if any, being taken to cure or remedy such Default or Event of Default.

(f)	Maintenance of Ownership. Substantially all of the interests constituting the ownership of SPV shall at all times be wholly owned, directly or indirectly, by KCSR.

ARTICLE 6

THE EFFECTIVE DATE

6.01	Conditions Precedent

This Agreement shall become effective on such date (the “Effective Date”) as each of the following shall have been satisfied to the reasonable satisfaction of the Lenders, as evidenced by a notice submitted by each of the Lenders to the Borrowers electronically on the Effective Date:

(a)	the Lenders shall have received the following:

(i)	certified copies of the organizational documents and by-laws of the Borrowers;

(ii)	a certificate of good standing for KCSR in Missouri:

(iii)	certified copies of the resolutions of the board of directors or other managing body of each of the Borrowers, authorizing such Borrower to execute, deliver and perform its obligations under the Loan Documents to which each it is a party;

(iv)	a certified copy of the Lease;

(v)	opinion of KCSR’s counsel addressed to each of the Lenders in form and substance reasonably satisfactory to the Lenders, including with respect to the matters described in Section 5.01(c) concerning the applicability of Section 1168 of the U.S. Bankruptcy Code to KCSR’s obligations hereunder, and such matters of Canadian law as were provided in connection with the execution of the Original Loan Agreement, with such Canadian law opinion to be provided by Osler, Hoskin & Harcourt LLP;

(vi) (vii) (viii)	a fully executed copy of the Mortgage and Security Agreement; a fully executed copy of the Termination of Trust Agreement; a fully executed copy of the Assignment and Assumption Agreement;

(ix)	a fully executed copy of the Purchase and Sale Agreement between the Borrowers and El-Mo-Mex covering the Locomotives; and

(x)	such other documents, opinions and certificates as the Lenders may reasonably request.

(b)	each of the Lenders shall have received its Notes as required hereby, together with a written authorization from the Borrowers to date such Notes the Effective Date;

(c)	the Lenders shall be satisfied that all necessary approvals, consents and authorizations of any Governmental Authority shall have been obtained;

(d)	an incumbency certificate with respect to the signatures and officerships of each officer of a Borrower executing any of the Loan Documents;

(e)	all documents and instruments have been properly registered, recorded or where applicable submitted for registration and filed in all places where such filing is necessary to perfect the security created by the Security Documents to ensure the intended first ranking priority of the Security;

(f)	no Default shall have occurred and be continuing or would arise immediately after giving effect to or as a result of the occurrence of the Effective Date;

(g)	the representations and warranties contained in Section 4.01 shall be true and correct in all respects on the Effective Date as if such representations and warranties were made on such date, and the Borrowers shall be in compliance with the covenants of the Borrowers contained in Section 5.01; and

(h)	confirmation satisfactory to the Lenders shall have been received that the application for registration of the bills of sale with respect to the conveyance of the Locomotives from El-Mo-Mex to the Borrowers, the Assignment and Assumption Agreement and any other required documents have been filed in the Mexican Railroad Registry.

6.02	Actions to be taken by or on the Effective Date

(a)	The Lenders shall be paid all unpaid and accrued interest on the Original Notes, calculated through the Effective Date, together with the portion of the principal installment due on the immediately succeeding payment date under the Original Notes that has accrued through the Effective Date; and

(b)	The Lenders shall return to the Borrowers the Original Notes, which shall have been cancelled by the Lenders by appropriate notation on the face of the Original Notes.

6.03	Waiver

The terms and conditions of Sections 6.01 and 6.02 are inserted for the sole benefit of the Lenders and the Lenders and only the Lenders may waive them, in whole or in part.

ARTICLE 7

DEFAULT AND REMEDIES

7.01	Events of Default

Upon the occurrence of any one or more of the following events:

(a)	the non-payment of any amount due hereunder or under the Notes by the Borrowers and a period of five (5) Banking Days has elapsed;

(b)	the commencement of proceedings for the dissolution, liquidation or winding-up of any of the Borrowers or for the suspension of the operations of any of the Borrowers;

(c)	any Borrower shall admit its inability to pay its debts generally as they become due, or cease to carry on its business, or is adjudged or declared bankrupt or insolvent, or make an assignment for the general benefit of creditors, or petition or apply to any tribunal for the appointment of a receiver or trustee for it or for any substantial part of its property, or commences any proceedings relating to it under any reorganization, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect, or by any act indicate its consent to, approval of, or acquiescence in, any such proceeding for it or for any part of its property, or suffer the appointment of any receiver or trustee;

(d)	other than with respect to (a), (b) and (c) above; the breach by the Borrowers of any provision of any covenant contained herein provided that the Borrowers shall have a period of sixty (60) days to cure such breach after notice is given by the Lenders to the Borrowers of such breach;

(e)	any representation or warranty made herein shall be false or inaccurate in any material respect when made;

(f)	if at any time a court of competent jurisdiction makes any final judgment or order, or any law, ordinance, decree or regulation is enacted, the effect whereof is to render any of the Loan Documents or any material provision thereof, invalid or unenforceable, and if within 90 days after the making or enactment of such judgment, order, law, ordinance, decree or regulation, the Borrowers fails to furnish or cause to be furnished replacement documents evidencing and, where applicable, securing its indebtedness hereunder which are adequate in the reasonable opinion of the Lenders;

(g)	if a Borrower fails to comply with the provisions of Section 4.1 of the Mortgage and Security Agreement;

(h)	there shall have occurred an Event of Default (as defined in the Lease) under the Lease, provided that the Borrowers shall have the right to cure in the aggregate up to twelve (12) payment defaults thereunder; and

(i)	a Change of Control of KCSR occurs without the prior written consent of the Lenders.

The Lenders may, by notice to the Borrowers, declare all indebtedness of the Borrower to the Lenders pursuant to this Agreement and the Notes to be immediately due and payable whereupon all such indebtedness shall immediately become and be due and payable and the Security shall become enforceable.

ARTICLE 8

SECURITY

8.01	Security

The Borrowers have entered into the Mortgage and Security Agreement substantially in the form of Schedule C appended hereto.

ARTICLE 9

MISCELLANEOUS

9.01	Waivers and Amendments

No failure or delay by the Lenders in exercising any right hereunder shall operate as a waiver of such right nor shall any single or partial exercise of any power or right hereunder preclude their further exercise or the exercise of any other power or right. Any waiver by the Lenders of the strict observance, performance or compliance with any term, covenant or condition of this Agreement is not a waiver of any subsequent default and any indulgence by the Lenders with respect to any failure to strictly observe, perform or comply with any term, covenant or condition of this Agreement is not a waiver of the entire term, covenant or condition or any subsequent default. Any term, covenant, agreement or condition of this Agreement may only be amended with the consent of the Borrowers and the Lenders or compliance therewith may only be waived (either generally or in a particular instance and either retroactively or prospectively) by the Lenders.

9.02	Notices

All notices and other communications provided for herein shall be in writing and shall be personally delivered to an officer or other responsible employee of the addressee or sent by telefacsimile or other direct written electronic means, charges prepaid, at or to the applicable addresses or telefacsimile numbers, as the case may be, set opposite the party’s name on a signature page hereof or at or to such other address or addresses or telefacsimile number or numbers as either party hereto may from time to time designate to the other party in such manner. Any communication which is personally delivered as aforesaid shall be deemed to have been validly and effectively given on the date of such delivery if such date is a Banking Day and such delivery was made during normal business hours of the recipient; otherwise, it shall be deemed to have been validly and effectively given on the Banking Day next following such date of delivery. Any communication which is transmitted by telefacsimile or other direct written electronic means as aforesaid shall be deemed to have been validly and effectively given on the date of transmission if such date is a Banking Day and such transmission was made during normal business hours of the recipient; otherwise, it shall be deemed to have been validly and effectively given on the Banking Day next following such date of transmission. Notwithstanding anything contained in this Agreement to the contrary, delivery of a notice to KCSR by the Lenders shall constitute satisfactory delivery of such notice to both of the Borrowers for all purposes of this Agreement, and separate delivery of such notice to SPV shall not be required to render such delivery effective.

9.03	Successors and Assigns

This Agreement shall enure to the benefit of and shall be binding upon the parties hereto and their respective successors and permitted assigns.

9.04	Assignment by Borrowers – Transfer of Obligations for New Leveraged Lease

Neither this Agreement nor the benefit hereof may be assigned by any party hereto without the prior written consent of the other parties hereto, which consent shall not be unreasonably withheld. In addition to the foregoing, the Lenders agree to permit the assignment and assumption of the Borrowers’ obligations hereunder and under the Notes to facilitate a new leveraged lease financing under which a grantor trust (the “Lessor”) will be the debtor and will lease the Locomotives to KCSR; provided, however, that prior to such assignment and assumption, each of the following shall be accomplished to the reasonable satisfaction of the Lenders:

(a)	All existing leases covering the Locomotives shall be terminated and a new lease entered into between the Lessor, as lessor, and KCSR, as lessee (the “KCSR Lease”), pursuant to which KCSR shall be unconditionally obligated to make rental payments at all times in amounts sufficient to discharge all payments of principal and interest then due on the Notes and containing such other provisions as are customary for leveraged lease documentation covering rail locomotives as are reasonably satisfactory to the Lenders;

(b)	The Lessor shall have entered into a new loan and security agreement containing terms and provisions reasonably acceptable to the Lenders, and the Borrowers shall be released form their obligations hereunder and under the Notes;

(c)	New notes shall be issued in exchange for the Notes but without payment of a Make Whole Amount in connection with such substitution of notes, with such new notes evidencing the obligations of the Lessor to pay principal and interest as therein provided, such new Notes to be for a term of up to 15 years and with the amortization of the new Notes to be tied to the rent optimization specified by the new lessor (but with an average life to maturity of not to exceed 10 years), but in all events each installment of rent payable by KCSR under the KCSR Lease shall be in an amount sufficient to pay in full the installment of principal and interest then due to the Lenders, with interest on such new Notes payable at the Interest Rate;

(d)	The Lenders shall receive on the effective date of the new leveraged lease financing a first perfected security interest and assignment in and to the Locomotives and the KCSR Lease and a payment equal to any accrued but unpaid interest on the Notes;

(e)	The Lenders shall be reimbursed for any costs incurred by them in connection with the new leveraged lease financing, including the reasonable fees and disbursements of their counsel;

(f)	The Lenders will be paid a fee at the closing of the leveraged lease transaction equal to 1% of the principal amount of the debt to be assumed by the new lessor;

(g)	The Lenders shall have received evidence of the filing of all documents necessary to perfect the security interest of the Lenders in and to the Locomotives and the KCSR Lease;

(h)	The Lenders shall have received such other agreements, certificates, affidavits, legal opinions and other documents as they deem necessary or desirable to protect their interests in the repayment of the advances previously made by the Lenders and in their security interest in the Locomotives and the KCSR Lease, including legal opinions of the scope specified in clause (v) of Section 6.01(a);

(i)	All of the above shall be accomplished not later than December 31, 2005, and

(j)	Notwithstanding any of the above clauses, provided that if KCSR notifies the Lenders that a subsequent closing with a third party equity is contemplated to occur between December 31, 2005 and March 31, 2006, the Lenders agree that the loan amortization schedule may be amended in connection with such event, so long as the constraints described in clause (c) above continue to be satisfied and provided that the Lenders are indemnified for any increased funding costs caused by such revised amortization schedule, such indemnified amount to be determined by the Lenders and to be payable at the time of the adoption of the amended amortization schedule.

9.05	Assignment by KfW

In addition to any other right or privilege granted to KfW herein or in the Mortgage and Security Agreement, the parties hereto agree that KfW may transfer or assign any or all of its rights and obligations under this Agreement and under the Mortgage and Security Agreement to any other entity (an “Assignee”) that may lawfully receive and perform the rights and obligations being transferred or assigned (including, without limitation, any company that qualifies as a “Subsidiary” of KfW within the meaning of section 15 ff. of the German Stock Corporation Act (Aktiengesetz) in that such Subsidiary is directly or indirectly (i) majority owned (im Mehrheitsbesitz) by KfW or (ii) controlled (abhängig) by KfW); provided, however, that in connection with any such assignment or transfer:

1.	KfW will provide to all other parties hereto timely notice of such assignment or transfer and the Assignee becomes a party to this Agreement and the Mortgage and Security Agreement;

2.	If, by reason of circumstances already existing at the time of such assignment or transfer, the Borrowers would be obligated to make a payment to the Assignee under Sections 3.03 or 3.04, the Borrowers’ obligation to the Assignee under such sections shall be limited to the amount that the Borrowers would have been required to pay to KfW under such sections assuming such assignment or transfer had not occurred; and

3.	KfW will pay the costs of any such assignment or transfer.

9.06	Implementation of Agreement

The parties agree to execute such further documents and to perform, or cause to be performed, such further and other acts as may be necessary or desirable to give full effect to this Agreement.

9.07	Costs and Expenses

The Borrower shall pay all reasonable out-of-pocket fees and expenses of the Lenders (i) in connection with the Loan Documents, the Lease and any other related document for which costs or expenses were incurred by the Lenders (the “Documents”), including, without limitation, legal fees, in connection with the drafting and negotiation of the Documents and the enforcement of any of the Documents in addition to all expenses, costs associated with the approval of the Documents, travel expenses and appraisal costs and (ii) in connection with the negotiation, documentation and closing of the leveraged lease transaction described in Section 9.04.

9.08	English Language

The parties confirm that it is their wish that this Agreement, as well as any other documents relating to this Agreement, including notices and Schedules, have been and shall be drawn up in the English language only.

9.09	Currency

This Agreement is part of an international loan transaction in which the specification of United States Dollars and payment in New York City as the case may be, is of the essence, and the obligations of the Borrower under this Agreement to make payment to (or for the account of) the Lenders in United States Dollars shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any other currency or in another place except to the extent that such tender or recovery results in the effective receipt by the Lenders of the full amount in United States Dollars payable to the Lenders hereunder. If for the purpose of obtaining judgment in any court it is necessary to convert a sum due under this Agreement to the Lenders or any indemnified Person into another currency, the rate of exchange used shall be that at which, in accordance with normal banking procedures, such party could purchase United States Dollars with such other currency in New York on the Banking Day next preceding the day on which final judgment is rendered. The obligation of the Borrower in respect of any sum payable under this Agreement by it to the Lenders or any indemnified Person (in this Section, called the “Entitled Person”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than United States Dollars, be discharged only to the extent that on the Banking Day following receipt by such Entitled Person of any sum adjudged to be so due in the Judgment Currency such Entitled Person may, in accordance with normal banking procedures purchase and transfer United States Dollars to New York City with the amount of the Judgment Currency so adjudged to be due; if the amount of the United States Dollars which could have been so purchased and transferred is less than the sum originally due in United States Dollars to such Entitled Person, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such Entitled Person against, and to pay such Entitled Person on demand in United States Dollars, the amount by which the sum originally due to such Entitled Person in United States Dollars hereunder exceeds the amount of the United States Dollars so purchased and transferred.

9.10	Entire Agreement

This Agreement and the agreements referred to herein and delivered pursuant hereto constitute the entire agreement between the parties hereto and supersede any prior agreements, undertakings, declarations, representations and understandings, both written and verbal, in respect of the subject matter hereof.

9.11	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable in such Province.

9.12	Obligations Joint and Several

The Borrowers acknowledge and agree that each and every obligation of the Borrowers or any of them hereunder or under the Notes shall be and constitute the direct and recourse obligation of each of the Borrowers, in the full amount of such obligation and without division or apportionment as between the Borrowers, and the Borrowers further acknowledge and agree that all such obligations shall be the joint and several obligations of the Borrowers. In furtherance of the preceding and not in limitation thereof, each of the Borrowers agrees that suit or other action may be brought against such Borrower for the full amount due the Lenders hereunder or under the Notes, without the requirement that the other Borrower shall be named, served or otherwise included in any such action or proceeding.

9.13	Counterparts

This Agreement may be executed by the parties in separate counterparts and by facsimile transmission, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

IN WITNESS WHEREOF the parties hereto have executed this Agreement.

EXPORT DEVELOPMENT CANADA 151 O’Connor Street Ottawa, Canada, K 1 A 1K3
Attention:	Asset Management
Telefax:	(613) 598-3186
Signature: /s/ Ian Cameron

(Print Name): Ian Cameron
Asset Management
Signature: /s/ Bruce Dunlop

(Print Name): Bruce Dunlop Director
KfW Palmengartenstrasse 5-9 60325 Frankfurt am Main Germany
Attention:	X2c
Telefax:	0049-69-7431-2428
Signature: /s/ Wolfgang Reuß

(Print Name): Wolfgang Reuß
Senior Vice President
Signature: /s/ Inga Conrady

(Print Name): Inga Conrady
Vice President
THE KANSAS CITY SOUTHERN RAILWAY COMPANY
Signature: /s/ Ronald G. Russ

Print name: Ronald G. Russ
Title: Executive Vice President and Chief Financial
Officer
Attn: Senior Vice President & General Counsel
PO Box 219335 Kansas City MO 64121-9335
Address of for Courier and Similar Delivery:
Attn: Senior Vice President & General Counsel
427 West 12th Street Kansas City MO 64105 Copy to:
The Kansas City Southern Railway Company
Attn: Executive Vice President & CFO
PO Box 219335 Kansas City MO 64121-9335
Telefax:
NAFTA RAIL, S.A. de C.V. Signature: /s/ Jay M. Nadlman

(Print Name): Jay M. Naldman Title: Authorized Representative c/o TFM, S.A. de C.V. Av. Periferico Sur 4829, Piso 4 Col. Parques Del Pedregal Mexico, D.F. 14010